Exhibit 10.11

TRANZYME, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy (this “Policy”) of Tranzyme, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors on the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries.  This Policy will become effective as of the closing of the Company’s initial firm commitment underwritten public offering of equity securities (the “Effective Date”).

In furtherance of this purpose, following the Effective Date, all non-employee directors, other than those affiliated with a 5% or greater stockholder of the Company, shall be paid cash compensation for services provided to the Company as set forth below.

Attendance Per Meeting
Board
All Directors (in person)	$2,500
All Directors (telephonically)	$2,000
Audit Committee
Committee Chairman	$750
Committee Members	$500
Compensation Committee
Committee Chairman	$750
Committee Members	$500
Nominating and Corporate Governance Committee
Committee Chairman	$750
Committee Members	$500

All non-employee directors shall also be eligible to participate in the Company’s stock option plans on a case by case basis.  Following the Effective Date, each person who is appointed or elected to the Board as a non-employee director will be eligible to receive, in the case of the Chairman of the Board, an option to purchase 60,000 shares of the Company’s common stock and, in the case of each other non-employee director, an option to purchase 30,000 shares of the Company’s common stock (the “Welcome Grant”).  The Welcome Grant shall be made upon the non-employee director first becoming a director.  20% of the Welcome Grant shall be immediately vested.  For so long as the non-employee director remains on the Board, the remaining Welcome Grant shall vest one-fourth (1/4) on each three-month anniversary of the date of grant such that 100% of the Welcome Grant shall be vested on the one-year anniversary of the date of grant.  For each Annual Meeting at which the director remains on the Board, the non-employee director, (i) in the case of the Chairman of the Board, will be eligible to receive an additional option to purchase that number of shares of the Company’s common stock such that all options held by the Chairman represent approximately 0.25% of the Company’s total number of outstanding shares of capital stock on a fully-diluted basis, assuming the exercise of all outstanding options and warrants and the conversion of all outstanding convertible securities on the grant, such award to be made five (5) business days following each Annual Meeting, and (ii) in the case of each other non-employee director, will be eligible to receive an additional option to purchase that number of shares of the Company’s common stock such that all options held by such non-employee represent approximately 0.20% of the Company’s total number of outstanding shares of capital stock on a fully-diluted basis, assuming the exercise of all outstanding options and warrants and the conversion of all outstanding convertible securities on the grant, such award to be made five (5) business days following each Annual Meeting (the “Annual Director Option Grant” and together with the Welcome Grant, the “Director Option Grants”). For so long as the non-employee director remains on the Board, one-fourth (1/4) of the Annual Director Option Grant will vest on each three-month anniversary of the date of grant such that 100% of the Annual Director Option Grant shall be vested on the one-year anniversary of the date of grant.  All of the foregoing options will be granted at fair market value on the date of grant.

The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.

ADOPTED BY THE BOARD OF DIRECTORS:  March 2, 2011